UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35622	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 4, 2014, Albany Molecular Research, Inc., a Delaware corporation (the “Company”), completed its previously announced merger (the “Merger”) pursuant to an Agreement and Plan of Merger, dated March 22, 2014 (the “Merger Agreement”), by and among the Company, AlCu Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Cedarburg Pharmaceuticals, Inc., a Delaware corporation (“Cedarburg”), and James Gale, solely in his capacity as initial Holder Representative (as defined in the Merger Agreement). Upon consummation of the Merger, Merger Sub merged with and into Cedarburg, with Cedarburg continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, the Company acquired all of the outstanding shares of Cedarburg for $38.2 million in cash (the “Merger Consideration”) and assumed $2.8 million of liabilities of Cedarburg including indebtedness, obligations related to certain discontinued operations, certain change in control payments and transaction expenses. At the time of closing of the Merger, the Company deposited $4,600,000 of the Merger Consideration in an escrow account with Wells Fargo, N.A. to be held in escrow and distributed in accordance with the terms of an Escrow Agreement (as defined in the Merger Agreement).

The foregoing description of the Merger is a summary only and is qualified in its entirety by the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K of the Company dated March 24, 2014 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On April 4, 2014, the Company issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ William S. Marth

William S. Marth

President and Chief Executive Officer

Date:  April 7, 2014

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 4, 2014.